                                                                    Exhibit 3(b)

               AMENDMENT TO THE PRINCIPAL UNDERWRITING AGREEMENT

This amendment, dated as of January 14, 1998 (this "Amendment"), to a certain Principal Underwriting Agreement effective on the 12th day of July, 1989 (the "Original Agreement") as amended April 30, 1997, is executed by and between LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana, on behalf of itself and SEPARATE ACCOUNT H OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Separate Account"), a separate account established by Lincoln National pursuant to the Indiana Insurance Code, and AMERICAN FUNDS DISTRIBUTORS, INC. ("AFD"), a corporation organized under the laws of the State of California (collectively, the "Parties"). Unless otherwise specifically provided, this Amendment shall be effective as of September 1, 1997.

                                  WITNESSETH:

WHEREAS, the Original Agreement, as amended, provides for AFD to serve as principal underwriter for certain variable annuity contracts defined more fully therein and marketed under the name "American Legacy II" and "American Legacy III" (the "Contracts"); and

WHEREAS, the Original Agreement contains certain exclusivity provisions in
Section 17 that the Parties desire to eliminate; and

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained in the Original Agreement, as amended as well as herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lincoln National, the Separate Account and AFD hereby agree as follows:

A.   Section 17. Section 17 of the Original Agreement is hereby replaced and
Section 5 of the Original Agreement is hereby modified by the "Non-Exclusivity Provisions" set forth below. All other terms and conditions of the Original Agreement as previously amended, are hereby ratified and confirmed with respect to the Contracts.

Non-Exclusivity Provisions. AFD may act as principal underwriter, sponsor, distributor or dealer for issuers other than Lincoln National or its affiliates in connection with mutual funds or insurance products. American Variable Insurance Series (the "Series") may be sold to fund insurance contracts, including those other than the Contracts, of issuers other than Lincoln National or its affiliates or to other shareholders in accordance with Internal Revenue Code Section 817(h) and the regulations thereunder. Lincoln National may issue through any broker-dealer any insurance contracts; however, Lincoln National will not enter into any agreement with any other organization for the purpose of distributing the Contracts. The foregoing is subject to the covenants and conditions set forth below:

     1.   Appointment Fees. The Original Agreement in the last sentence of
     Section 5 provides that AFD will be responsible for all state insurance appointing fees and associated insurance license renewal fees incurred to enable members to sell the Contracts ("appointment fees"). This sentence in
     Section 5 is hereby eliminated and it is agreed that Lincoln National will be responsible for any and all appointment fees as of September 1,

     1997. Lincoln National will also assume the responsibility for deciding whether to pay appointment fees with respect to "non-producers." In the event Lincoln National determines to stop paying the appointment fees for any non-producer, AFD shall be given the option to pay such fees.

     2. Persistency Risk Sharing Agreement ("PRSA"). A new PRSA for the Contracts which shall supersede all persistency risk sharing understandings and proposals between the Parties, including the letters dated September 28, 1994 regarding "Death Benefit Adjustment Cost Sharing" and May 15, 1997 regarding a proposed American Legacy III Persistency Risk Sharing Agreement, will be executed. The new PRSA will clarify that AFD will share the persistency risk for experience only in the event that one or more of the following occurs:

          a. AFD has elected to terminate the Original Agreement, as amended and is not providing wholesaler support for American Legacy III or a successor contract, or

          b. Capital Research and Management Company (or an affiliated company) has elected to terminate the Investment Advisory and Service Agreement in effect with respect to the Series, or

          c. American Variable Insurance Series has elected to terminate any Fund Participation Agreement with respect to the Contracts.

     3. Lincoln Financial Advisors ("LFA"). Schedule A - III dated August 30, 1997 is hereby amended to provide that sales through LFA (referred to in Schedule A - III by its predecessor company's name Lincoln National Sales Corporation or "LNSC") shall be at full reallowance to AFD and subject to standard Selling Group Agreement terms and conditions including remuneration for all new sales. New sales is defined as Contracts established on or after January 1, 1998. AFD undertakes to provide wholesaler support commensurate with LFA's high American Legacy sales ranking. This item will be implemented on January 1, 1998. For purposes of the marketing reallowance and for other purposes as appropriate, LFA shall include the Lincoln-owned CIGNA Financial Advisors ("CFA"), effective January 1, 1998.

     4. Best Deal Provision. Lincoln National shall make available to AFD for distribution through an AFD-formed selling group, at AFD's option, any variable contract type or variable contract feature issued by Lincoln National through broker-dealers on the same terms and conditions. Lincoln National shall make available to AFD any proposed variable contract type to be issued through broker-dealers prior to introduction. AFD shall use its best efforts to provide wholesaler support for American Legacy III and successor contracts as long as the Original Agreement, as amended or similar agreement is in effect that is at least comparable to the level of support provided by AFD for non-Lincoln contracts. AFD will recommend to the Series' Board of Trustees that Lincoln National may use at its option any fund of the Series in any of its contracts.

     5. 1035 Exchanges. Lincoln National and AFD each agree not to seek or encourage exchanges between the Contracts and either any non-Lincoln National contract or other Lincoln National contract. Both parties will give their respective "best efforts" to discourage such exchanges. The payment of compensation in connection with such an exchange will not be a violation of this agreement; however, either Party may, if necessary, cause commissions not to be paid on exchanges of this type that do occur.

     6. Names. Lincoln National agrees that it will not issue any insurance contract using names that include any following terms unless AFD is serving as principal underwriter for such contract: "American" or "Capital" or "Legacy" or "Estate Builder" or "Personal Defined Benefit Plan" or "Shareholder Advantage."

     7. Bank Wholesaling. Lincoln National agrees to provide funding to AFD to stimulate sales of American Legacy III or a successor contract ("American Legacy") within the "banking distribution channel" ("banks"). AFD agrees to focus its wholesaling efforts on banks in exchange for receiving such funding.

     Lincoln National will provide AFD with an increase in its deposit-based marketing allowance based on the level of American Legacy sales in banks. The level of American Legacy Sales that will obligate Lincoln National to provide the funding and the amounts of such funding will be determined from the table below.

     The definition of "banks" will be by mutual agreement of the parties. Lincoln National and AFD agree to meet at least once a year during the period Lincoln National is providing funding to review this arrangement. AFD will share at least annually with LNL in writing an advance recommendation as to how the funding for bank wholesaling will be spent.


   Year        LNL will pay AFD this          Up to a       If at least this percent of average monthly
             percentage of deposits of        maximum       American Legacy sales for the previous
                  the prior year:        deposit level of:  year are attributable to banks:


-------------------------------------------------------------------------------------------------------
   1998               .066%              $1,500,000,000                          0%
-------------------------------------------------------------------------------------------------------
   1999                .05%              $2,000,000,000                          3%
-------------------------------------------------------------------------------------------------------
 2000-2004             .05%              $2,000,000,000          At least 6%, but not more than 10%
                                         $3,000,000,000         At least 10%, but not more than 20%
                                         $4,000,000,000         At least 20%, but not more than 25%
                                         $5,000,000,000                     At least 25%
-------------------------------------------------------------------------------------------------------

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


B. Counterparts. This Amendment may be executed in two or more counterparts, each of which when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same contract.

IN WITNESS WHEREOF, the undersigned parties have caused the Amendment to be duly executed and attested as follows:


                                       The Lincoln National Life Insurance
                                       Company for itself and Separate Account H
                                       Of the Lincoln National Life Insurance
Attest: /s/ Kelly D. Clevenger         Company
        ----------------------

                                       By: /s/ Jeffrey K. Dellinger
                                           -------------------------


Attest: /s/ Michael J. Downer          American Funds Distributors, Inc.
        ----------------------
        Michael J. Downer
        Counsel and Secretary          By: /s/ J. Cliffton Massar
                                           -------------------------
                                               J. Cliffton Massar
                                               Senior Vice President

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